As filed with the Securities and Exchange Commission on February 12, 1999
                                                   Registration No.: 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Casino Resource Corporation
             (Exact Name of Registrant as specified in its Charter)

         Minnesota                                              7922
(State or other jurisdiction                        (Primary standard industrial
    of incorporation)                                Classification code number)
                                   41-0950482
                                (I.R.S. Employer
                             Identification Number)

                707 Bienville Boulevard, Ocean Springs, MS 39564
                                 (228) 872-5558
               (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)

                     John J. Pilger, Chief Executive Officer
  Casino Resource Corporation, 707 Bienville Boulevard, Ocean Springs, MS 39564
                            Telephone: (228) 872-5558
           (Name and Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

                        Copies of all communications to:
                             Steven B. King, Esquire
                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                         1735 Market Street, 38th Floor
                           Philadelphia, PA 19103-7598
                Telephone: (215) 994-1037 Telefax: (215) 994-1111

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend interest reinvestment plans, check the following: [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.

=================================================================================================================
                                                   Proposed Maximum       Proposed Maximum
    Title of Securities         Amount to be      Offering price per     Aggregate Offering        Amount of
      To be Registered           Registered            Share(1)               price(1)          Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock .........
($.01) par value))            2,920,050 shares          $0.4564              $1,332,711             $370.00
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely based for purposes of computing the registration fee. In accordance with Rule 457(c), the price used is the average of the high and low sales price of the common stock as quoted on the NASD National Market System as of the close of trading on February 10, 1999.
(2) Calculated by multiplying the aggregate offering amount of $1,332,711 by .000278.

                                                           Subject to Completion
                                                               February __, 1999
PROSPECTUS

                                2,920,050 SHARES

                           CASINO RESOURCE CORPORATION

                                  COMMON STOCK


     This prospectus relates to the offering for sale of up to 2,920,050 shares of common stock of Casino Resource Corporation (CRC). 150,050 of such shares are owned by the Gifford Fund, Ltd. Approximately 500,000 shares will be owned by GPS Fund, Ltd., upon conversion of a CRC debenture. Approximately 2.2 million shares will be owned by Roy Anderson Corp., as partial payment of a CRC debenture. Gaming Venture Corp., U.S.A. will own 70,000 shares to be received as payment for fees owed by CRC. The Gifford Fund, Ltd., GPS Fund, Ltd., Roy Anderson Corp., and Gaming Venture Corp., U.S.A. are referred to as the "selling shareholders." No proceeds of the sale of such shares will be received by CRC.

o The selling shareholders may offer their CRC common stock through public or private transactions, on or off the NASDAQ National Market, at prevailing market prices, or at privately negotiated prices.

o CRC's common stock is traded on the NASDAQ National Market under the symbol CSNR.

                               ------------------

Please see "Risk Factors" beginning on page 2 for a discussion of certain factors you should consider in connection with any decision to purchase shares in this offering.
                               ------------------

CRC may amend or supplement this prospectus from time to time by filing amendments or supplements as required. Please read this entire prospectus and any amendments or supplements carefully before making your investment decision to purchase shares in this offering.

CRC has filed a registration statement relating to these securities with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               ------------------

CRC's principal executive offices are located at 707 Bienville Boulevard, Ocean Springs, Mississippi 39564. CRC's telephone number is (228) 872-5558.

                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is February ____, 1999.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION............................................1
INCORPORATION OF DOCUMENTS BY REFERENCE........................................1
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS................................1
ABOUT CRC......................................................................2
RISK FACTORS...................................................................2
MATERIAL DEVELOPMENTS..........................................................4
USE OF PROCEEDS................................................................5
SELLING SHAREHOLDERS...........................................................5
PLAN OF DISTRIBUTION...........................................................6
DESCRIPTION OF SECURITIES......................................................6
DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES...................................................7
EXPERTS........................................................................8

                       WHERE YOU CAN FIND MORE INFORMATION

     CRC files annual, quarterly and special reports, proxy statements and other information with the SEC. You may copy any such documents which CRC has filed. You may do so at the SEC's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. These documents are also available at the following Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     CRC's SEC filings are also available to the public on the SEC web site at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows CRC to "incorporate by reference" into this registration statement some of the information CRC has already filed with the SEC. As a result, CRC can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about CRC that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Moreover, later information filed with the SEC by CRC in the future will update and supersede this information and similarly, be considered to be a part of this prospectus. CRC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

o CRC's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1998;


o CRC's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998;


o CRC's Proxy Statement for its annual shareholder meeting held on May 26, 1998.

     This prospectus is part of a registration statement CRC filed with the SEC (Registration No. 333-___________). This prospectus does not include all information contained in the registration statement. To obtain a copy of the complete registration statement, see "Where You Can Find More Information" above.

     CRC will provide, without charge to each person, to whom a prospectus is delivered a copy of the documents which are incorporated by reference. You may request a copy of these filings by writing or telephoning CRC at the following address:

                            Karla Schlett, Controller
                             707 Bienville Boulevard
                             Ocean Springs, MS 39564
                        Telephone number: (228) 872-5558.

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This document contains forward-looking statements regarding, among other items, CRC's growth strategy and anticipated trends in CRC's business. These forward-looking statements are based largely on CRC's expectations and are subject to a number of risks and uncertainties, some of which are beyond CRC's control. Such risks and uncertainties include those set forth below under "Risk Factors" and also include those matters disclosed in prior filings made by CRC with the SEC. Actual results could differ materially from these forward-looking statements as a result of the factors described above. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate.

                                    ABOUT CRC

     CRC was organized in 1969 and merged into an inactive, publicly held corporation in 1987. In 1993, CRC changed its name to Casino Resource Corporation. In 1994, CRC entered the hospitality and entertainment industries. In 1997, CRC opened Casino Caraibe, a casino in Tunisia, North Africa, and in 1998, CRC sold its hospitality segment. CRC has entered into an asset purchase agreement with On Stage Entertainment, Inc., (NASDAQ "ONST") to sell most of CRC's entertainment segment assets. See "Material Developments." If the transaction with On Stage is completed, CRC's sole operating asset will be its 85% interest in the Tunisian casino.

                                  RISK FACTORS

     Investment in the common stock of CRC is highly speculative and involves a high degree of risk. Prospective investors should be aware of the following risk factors and should review carefully the financial and other information about CRC provided or incorporated in this prospectus.

     The Company May Not Survive Continuing, Significant Financial Losses. In the recent past, CRC has suffered significant operating losses:

            Fiscal Year Ended
              September 30                  Loss from Continuing Operations
              -------------                 -------------------------------
                 1998                               $ (7,008,284)
                 1997                               (3, 279,240)

CRC had a deficit as of December 31, 1998 of $18.5 million, as a result of which CRC's total shareholder equity at December 31, 1998 was only $3.9 million. 1998 losses relate in large part to the development and pre-opening costs of CRC's gaming casino in Tunisia, North Africa and the impairment of assets relating to the Pokagon Gaming Contract. The gaming segment had operating losses for fiscal 1998 of approximately $4.0 million. Significant pre-opening and start-up costs, which approximated $1.5 million, contributed to the loss. However, significant operating overhead expenses also contributed to the loss.

     The Tunisia tourist industry is seasonal with heaviest patronage between May and October. Similarly, the tourist industry in Branson, Missouri and Pigeon Forge, Tennessee is also seasonal. The Company's entertainment segments in Branson and Pigeon Forge which are being held for sale are closed from late December until early March. These seasonal factors adversely affect CRC's earnings and cash flow in the first half of each fiscal year. In the first quarter of fiscal 1999, CRC had a loss from continuing operations of $1.0 million.

     CRC May Not Be Capable of Repaying Its Outstanding Debts. CRC owes approximately $7.0 million on a note which comes due on October 31, 1999. The note is secured by CRC's Branson, Missouri theatre. If CRC does not close its proposed sale transaction with On Stage Entertainment, Inc. (see "Material Developments") with respect to CRC's entertainment segment, CRC will not have the cash resources necessary to repay the mortgage loan on the Branson property. In such a circumstance, CRC would be required to seek refinancing of the loan. CRC may not be able to obtain such a refinancing.

     Under the terms of an Amended and Restated Debenture held by Roy Anderson Corp., CRC is obligated to repay in cash approximately $0.8 million in 18 monthly installments beginning on June 1, 1999. There are no assurances that CRC will be able to do so.

     Gaming Industry Competition Is Intense. The gaming industry is highly competitive. Most operators have more extensive experience, are larger and have significantly greater financial and other resources than CRC does. In addition, many gaming jurisdictions limit the number of licenses for gaming facilities. There are no assurances that CRC will be able to compete with more experienced and stronger operators. In addition, there are no assurances that CRC will be able to compete effectively for experienced gaming management and other key operating personnel.

     Failure To Obtain Financing Could Prevent Entrance Into Bottled Water Business. CRC is attempting to enter the bottled water business. See "Material Developments." CRC has thus far not obtained the financing for the proposed business and there are no assurances that it will succeed in doing so. CRC's inability to obtain this financing could result in abandonment of this project. Additionally, CRC may be required to pledge a portion of its future revenues or to dilute the equity investment of its shareholders to accomplish its goals with respect to this business.

     Additionally, the bottled water industry is subject to:

o    possible slow down in growth
o competition from brand name competitors, which are better capitalized than the proposed bottling venture
o    possible impurities in the water source

o    reduction in volume
o    failure of quality

     Risk Associated with International Operations; Currency Risks. CRC's Casino Caraibe is located in Sousse, Tunisia, North Africa. Operations outside the U.S. are subject to inherent risks, including without limitation:

o    tariffs, quotas, taxes and other market barriers
o    political and economic instability
o    legal prohibitions on local residents gambling in the casino
o    currency restrictions
o    difficulty in staffing and managing international operations
o    language and cultural barriers
o    difficulty in obtaining work permits for employees
o    limitations on technology transfers
o    adverse tax consequences
o    difficulties in operating in a different cultural and legal system
o    fluctuations in foreign currency exchange rates
o    potential costs associated with the transfer of funds to the United States

     In addition to competitive factors, adverse changes in foreign economic conditions may adversely affect investments in gaming enterprises, such as CRC's casino. These conditions and other factors, most of which are beyond CRC's control, include:

o    changes in regional and local population and disposable income levels
o    the need for renovations, refurbishment and improvements
o    unanticipated increases in operating costs
o changes in foreign, federal, state, local and tribal laws and regulations, including those relating to taxation
o restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws and regulations
o the inability to secure sufficient property and liability insurance to protect against all losses or to obtain such insurance at reasonable costs
o changes in travel patterns or preferences, which may be affected by increases in travel costs, changes in airline schedules
o    strikes
o    weather patterns and construction of highways

     Insurance, Calamities and Condemnation. CRC maintains insurance coverage for the casino in Tunisia, but such coverage is limited. CRC does not have insurance against a number of risks including: hurricanes, wind, floods, earthquakes and other catastrophic events because such coverages are either not available or are cost-prohibitive. In addition, CRC's properties, or a part thereof, could be taken by governmental authorities acting under their power of eminent domain. If an uninsured disaster should occur, or should the actual loss sustained exceed the amount of insurance proceeds, or should the property be taken by eminent domain, CRC (and, consequently, its investors) could suffer a material loss.

     NASD Delisting of Common Stock Could Substantially Reduce Marketability of CRC Shares. CRC has received notice from NASD warning that if CRC does not achieve minimum maintenance requirements under NASD rules, CRC's common stock will be delisted from the NASDAQ National Market System. Currently CRC's shares do not meet the requirements of

o    $1.00 per share minimum bid price

o $5,000,000 market capitalization for shares owned by the public (persons who are not officers or directors or 10 percent shareholders of CRC)

Delisting of the common stock would probably have an adverse effect on the marketability of the common stock. As a result of any such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the common stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are defined generally as equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules place additional responsibilities on broker-dealers effecting transactions in such securities. The requirements may have the effect of reducing the level of trading activity in the secondary markets for a stock that becomes subject to the penny stock rules. If the common stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their common stock and the penny stock rules may have the effect of making the securities less liquid. Moreover loss of a NASDAQ National Market listing could adversely affect CRC's ability to offer new shares for sale because of the resulting loss of state "Blue Sky" exemptions which are based on such listing.

     To satisfy the minimum per share bid price requirement, CRC is considering a reverse stock split of its shares. To satisfy the minimum market capitalization requirement, CRC is evaluating a small number of corporate finance alternatives.

     CRC is Significantly Controlled by Current Management. CRC's executive officers, directors and their affiliates own, or have the right to vote, approximately 30% of the outstanding common stock. Accordingly, CRC directors and officers have significant voting influence in connection with the election of the directors of CRC and control CRC's business and affairs.

     Loss of John J. Pilger Could Adversely Affect CRC. CRC is highly dependent on the personal efforts and abilities of its Chief Executive Officer, John J. Pilger. Mr. Pilger is the CRC executive most knowledgeable about CRC's business and most conversant with executives in other companies with which CRC deals Accordingly, the loss of Mr. Pilger's services could have a material adverse effect on CRC. CRC has entered into a three-year employment agreement with Mr. Pilger commencing on May 20, 1996, and amended February 1998, and has obtained key-person life insurance in the amount of $1 million on his life, with the proceeds of such insurance payable to CRC.

     Potential Anti-Takeover Effects of Charter Provisions and Minnesota Law May Make CRC Less Attractive to Potential Investors.. CRC's Articles and Bylaws and the Minnesota Business Corporation Act contain requirements and limitations that may have the effect of discouraging unsolicited takeover bids from third parties. These include:

o    advance  notice   requirements  for  shareholder   proposals  and  director
     nominations
o    limitations on shareholder action by written consent
o voting requirements for amendment of certain provisions of the charter documents
o    a classified board of directors
o    change of control provisions

     Undetected Year 2000 Failures Could Substantially Disrupt Business. CRC has conducted preliminary reviews of its computer systems and its purchased software programs (including accounting software) and does not believe the Year 2000 Issue will pose any significant operational problems for its systems or software. In particular, CRC has reviewed its accounting software; project information systems; including its Easy Ticket Reservation System software (a system for automated ticket reservation); Point of Sale system; and telecommunication system. All software that is not Year 2000 compliant, where available from supplier, will be replaced. Vendor software replacement and upgrades are scheduled to be complete by September 30, 1999. CRC has completed a thorough inspection of its systems at the Branson, Missouri Theater conducted by Easy Computer Systems, Inc. (provider of ticket reservations software and support to theaters) and has determined 15 personal computers will require upgrade for Year 2000 compliant components. The approximate cost for the upgrade will be $7,000 CRC is currently reviewing Year 2000 problems that may arise with its operations in Tunisia. At this time a contingency plan to handle the Year 2000 problem has not been established; however CRC does intend to establish one, prior to the end of 1999.

     CRC is in the process of identifying and prioritizing critical suppliers and customers at the direct interface level with plans of communication about their progress in addressing Year 2000 problems.

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party suppliers and customers, CRC is unable to determine whether the consequences of Year 2000 failures will have a material impact on CRC operations. CRC believes, that there should be minimal interruptions in its normal operations due to Year 2000.

                              MATERIAL DEVELOPMENTS

     On Stage Entertainment, Inc. On September 21, 1998, CRC entered into an agreement to sell substantially all of the assets of its entertainment segment to On Stage Entertainment, Inc. The purchase price is $13.8 million payable $12.5 million, in cash and $1.3 million by delivery of a purchase money note. The note will bear interest at 9.5% per year and will be due two years after issuance. The sale includes operations and assets from CRC of Branson, Country Tonite Theater, d/b/a Country Tonite Theatre, and Country Tonite Enterprises. The sale is subject to On Stage's obtaining financing in the amount of $13 million. Thus far On Stage has not obtained financing and there is no assurance that it will do so. Accordingly, CRC is preparing to continue to operate the Country Tonite Theatre in Branson, Missouri and to produce the Country Tonite Show in Branson, Missouri and Pigcon Forge, Tennessee.

     Burkhart Ventures. On November 4, 1998, CRC and Burkhart Venture, LLC entered into an agreement, whereby Burkhart would acquire CRC's 60% ownership in Country Tonite Theatre, LLC for $20,000. Pursuant to the agreement, which was effective December 31, 1998, CRC continues to manage Country Tonite Theatre for a fee of $2,000 per week in season and $1,000 per week in the off-season. The agreement also provides that Country Tonite Enterprises, Inc. will produce shows for the 1999 calendar season for a fee of $36,000 per week.

     Bottled Water Business. On August 25, 1998, CRC executed a Letter of Intent with Mark McKinney, a Bentonville, Arkansas businessman, to build a spring water bottling plant in Bentonville, Arkansas. The estimated cost of the facility is $27 million. CRC is attempting to secure debt and equity financing of $25 million for the project but thus far has been unsuccessful. There is no assurance that CRC will obtain such financing.

     Roy Anderson Corp. Debenture. Roy Anderson Corp. was the holder of a CRC debenture in the principal amount of $1.5 million which was due January 31, 1999. CRC and the debenture holder have agreed to exchange the existing debenture for an Amended and Restated Debenture which will contain the following material terms:

o Accrued interest of $360,000 as of January 31, 1999 would be paid by the delivery of 352,250 shares of common stock;

o Interest on the debenture (at 6% per year) from February 1, 1999, to and including May 31, 1999 would be capitalized and added to the principal balance of the debenture;

o Principal and interest (at 6% per year) would be amortized in 18 equal monthly installments beginning June 1, 1999;

o    CRC would pay the first 50% of each required amortization payment in cash;

o CRC would pay the remaining 50% of each amortization payment in cash or in common stock valued at the average of the closing prices on the last 10 trading days in May, 1999;

o The then remaining balance of the debenture would be accelerated and repaid in full in cash if the On Stage transaction closes, or to the extent of $750,000 if the Tunisia casino is sold, and in certain other circumstances.

Shares of common stock anticipated to be used to satisfy the monthly amortization expense would be issued and held in escrow until paid out. Any unused shares would be canceled. CRC would designate a proxy holder to vote any shares in escrow.

     Development of Pokagon Band of Potawatomi Indians Casino. CRC asserts that it maintains a Right of First Refusal in regards to a gaming management contract with the Pokagon Band of Potawatomi Indians, separate and apart from a gaming management contract that was the subject of an agreement between CRC and Harrah's Entertainment, Inc., and in turn, between Harrah's and the Pokagon Band. CRC maintains that while the Harrah's Pokagon contract may have been terminated on October 18, 1998, by an announcement by the Pokagon Band, the Right of First Refusal that CRC held separately from the agreement with Harrah's reverted back to CRC and with it the right to participate in a different gaming management contract with the Pokagon Band.

     CRC must, in any event, reconfirm its Right of First Refusal with the Pokagon Tribe relative to CRC's securing its right to participate in a gaming management contract. There are no assurances that the National Indian Gaming Commission ("NIGC") which must approve the agreement, will in fact approve the agreement which is the subject of CRC's asserted Right of First Refusal, nor is there any guarantee that even if NIGC approves the agreement that CRC will be able to find an appropriate partner to help finance the endeavor. However, CRC has opened a dialog with a casino operator in an effort to achieve this objective.

                                 USE OF PROCEEDS

     CRC will receive no proceeds from the sale of the Common Stock offered by this prospectus because all of the shares are being offered for the account of the selling shareholders.



                              SELLING SHAREHOLDERS

     Three of the selling shareholders acquired (or will acquire) their shares of CRC common stock as repayment for and pursuant to the terms of debentures. The Gifford Fund, Ltd., and GPS Fund, Ltd. acquired their debentures (issued on September 10, 1997 and September 9, 1997, respectively) as part of an exempt offering by CRC pursuant to Regulation D. Roy Anderson Corp. will obtain approximately 2.2 million shares as partial payment of an Amended and Restated Debenture issued in February, 1999. This debenture replaces one originally issued to Maritime Group, Ltd. The original debenture was issued for the purchase of Maritime's assets by CRC under an agreement dated September 20, 1996.

Gaming Venture Corp., U.S.A., (GVC) will obtain its shares under an agreement dated February 9, 1999, in which GVC agreed to take payment in CRC common stock of $35,000 owed to it under a consulting agreement dated July 21, 1997. Each of the selling shareholders (other than GVC) is a party to an agreement by which CRC agreed to register their shares of CRC common stock. Registration of these shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

     The shares listed in the table below represent all of the shares that each selling shareholder beneficially owns. Except for the relationship of creditors and debtor, no material relationships exist between any of the selling shareholders and CRC, nor has any such material relationship existed within the past three years.




                                            Number of              Percentage of
                                             Shares                    Class
The Gifford Fund, Ltd.                      150,050                     1.2%
GPS Fund, Ltd.                              500,000(1)                  4.0%
Roy Anderson Corp.                        2,200,000                    17.7%
Gaming Venture Corp. U.S.A                   70,000                     0.6%
Total Shares to Register(2)               2,920,050                    23.5%

(1) This number represents an estimate of the number of shares which will be obtained by the selling shareholder pursuant to the terms of the debentures held by such selling shareholder.
(2) Any shares which are not issued pursuant to the terms of the debentures will be canceled, and withdrawn from registration under the Securities Act.

                              PLAN OF DISTRIBUTION

         The shares offered by the selling shareholders may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest of the selling shareholders, at their sole discretion. These sales may be made in the over-the-counter market or in private transactions at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock offered by the selling shareholders are not being underwritten. CRC will not receive any proceeds from the sale of any common stock by the selling shareholders. In general, the shares may be sold by one or more of the following means:

o a block trade in which the broker or dealer engaged attempts to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction
o purchases by a broker or dealer as principal and resale by the same broker or dealer for its account under this prospectus
o an exchange distribution under the rules of the exchange (if the securities are then listed on an exchange)
o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, broker or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.



                            DESCRIPTION OF SECURITIES

Common Stock

         CRC is authorized to issue up to 35,000,000 shares of capital stock, including 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. 12,402,399 (including the shares covered by this prospectus) shares of common stock and no shares of preferred stock are outstanding (or will be outstanding after the transactions described in this prospectus).

     Holders of common stock are entitled to receive dividends as they are declared by the Board of Directors of CRC out of legally available funds for that purpose. CRC has not declared or paid any cash dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future. In the event of any liquidation, dissolution or winding-up of CRC, the holders of shares of common stock would be entitled to receive a pro rata share of the net assets of CRC remaining after payment, or provision for payment, of the debts and other liabilities of CRC. There is no assurance, however, that under such circumstances there would be any net assets of CRC remaining for such a pro rata distribution.

     Holders of shares of the common stock are entitled to one vote per share in all matters to be voted upon by shareholders. Because there is no cumulative voting for the election of directors, the holders of shares entitled to exercise more than 50% of the voting rights in an election of directors are able to elect all of the directors. Holders of shares of the common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which may be issued by CRC after the date of this prospectus.

     Federal and state gaming authorities require that certain shareholders of a company which is seeking a gaming license be investigated and be found suitable by the gaming authority. If a gaming authority has reason to believe that such ownership may be inconsistent with its policy, it may deny an application for a license.

     CRC's Restated Articles of Incorporation, provide that no investor may become either a holder of 5% or more of CRC's stock or one of the 10 largest shareholders of CRC without first agreeing to consent to a background investigation, provide a financial statement and respond to questions from gaming authorities. Furthermore, all shares of CRC's capital stock held by a beneficial owner will be subject to redemption if (a) such beneficial owner refuses, upon request of the Board or any gaming authority having jurisdiction over CRC, to provide any of the foregoing or such beneficial holder's holdings of capital stock either alone or together with the capital stock holdings of any other beneficial holder of CRC's capital stock may, in the judgment of the Board of Directors, result in: (i) the disapproval, modification or non-renewal of any gaming management contract (whether solely or by shared management) or (ii) the disapproval, loss, modification, non-renewal or non-reinstatement of any license, franchise, approval or consent from a gaming authority or other governmental agency with respect to the conduct of any portion of the business of CRC where such license, franchise approval or consent is conditioned upon holders of capital stock meeting certain criteria.

     These restrictions may require some investors to provide information to gaming authorities. As a consequence, those unwilling to comply may be required to sell their shares or may be unwilling to buy more, or to invest at all in CRC, thereby resulting in a possible decline in the price of the Common Stock, which could be material, and having a possible anti-takeover effect. Additionally, these restrictions could require CRC to redeem shares of its Common Stock for cash, which could adversely affect its liquidity. As a result of such restrictions, current or future state or Federal gaming rules or regulations may materially restrict or prohibit certain persons from owning CRC's securities. Such restrictions could also have the effect of requiring certain holders to liquidate their holdings of CRC's securities at a time when market conditions are not favorable to such holders, or at a cost that is not favorable to such holders. In addition, at the election of CRC, such shareholder may receive redemption securities wholly or partially in lieu of a cash payment. "Redemption securities" means any debt or equity securities of CRC, any subsidiary, or any other corporation, or any combination thereof, having terms and conditions as approved by the Board of Directors which, together with a cash payment, if any, equals the fair market value of the securities to be redeemed on the date the notice of redemption is given, as determined by a nationally recognized investment banking firm selected by the Board of Directors. Furthermore, such redemption securities may be securities, which have not been registered under the Securities Act and therefore may not be eligible for trading in the public market, with a consequent result of illiquidity to the holder.

Regulatory Provisions

     Any required redemption by CRC of shares of its common stock held by a shareholder who violates the foregoing restrictions on ownership may require a cash payment to such shareholder, which payment may have a negative effect on the liquidity of CRC.

     CRC's Articles of Incorporation also provide that directors may be removed for cause by vote of the holders of a majority of the outstanding shares entitled to vote or, other than for cause, by an 80% shareholder vote. Also, an 80% shareholder vote is required to amend, alter or adopt any provision inconsistent with, or repeal, the classified board and related provisions.

     A classified board and related provisions may discourage or make more difficult a proxy contest, the removal of an incumbent board, or the assumption of control of CRC by tender offer or otherwise by a third party, even under circumstances when such action might be beneficial to CRC and its shareholders.

               DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Minnesota Business Corporation Act provides that officers and directors of CRC have the right to indemnification by CRC for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CRC pursuant to the foregoing provisions, or otherwise, CRC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In ss.3.02, of its Articles of Incorporation, CRC limits personal liability for breach of the fiduciary duty of its directors, to the extent required by
Section 302A.521 of the Minnesota Business Corporation Act. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except based on the director's duty of loyalty to CRC, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws and liability for acts occurring prior to the date such provision was added.

     As permitted under Minnesota Statutes, the Articles of Incorporation of CRC provide that directors shall have no personal liability to CRC or its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of CRC.

         Minnesota Statutes do not permit elimination of liability for breach of a director's duty of loyalty to CRC or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith and acts resulting in an improper personal benefit to the director.

                                     EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      Dealer Prospectus Delivery Obligation

     Until March __, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

         The expenses of the offering, which are to be borne by CRC, are estimated as follows:


SEC registration fee                                                     $   370
NASD registration fee                                                     17,500
Legal services and expenses                                               12,500
Accounting services                                                        6,000
Transfer Agent Fees                                                        2,000
Printing                                                                   2,000
     Total                                                               $40,370

_______________
*    All of the above expenses except for registration fee are estimated.

                    Indemnification of Directors and Officers

     Under Section 302A.521, Minnesota Statutes, CRC is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). Section 3.02 of CRC's Articles of Incorporation contains substantially similar provisions. The general effect of such provisions is to relieve the directors and officers of CRC from personal liability which may be imposed for certain acts performed in the capacity as directors or officers of CRC, except where such persons have not acted in good faith.


                                    EXHIBITS

Exhibit No.                       Description                              Page
  4.1          $500,000 13% Cumulative Convertible Debenture,
               dated September 10, 1997 between CRC and
               Gifford Fund, Ltd.,                                         (a)

  4.2          $300,000, 13% Cumulative Convertible Debenture,
               dated September 9, 1997, between CRC and GPS Fund, Ltd.     (a)

  4.3          Amendment to the 13% Cumulative Convertible
               Debentures, dated August 11, 1998, between CRC,
               The Gifford Fund, Ltd., and GPS Fund, Ltd.                   14

  5.           Opinion Regarding Legality                                  (b)

 23.           Consent of Independent Certified Public Accountants          15

 24.           Power of Attorney                                            12

(a) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-37267, originally declared effective November 19, 1997 (b) To be filed by amendment.

                                  UNDERTAKINGS

(a)  Rule 415 Offering.

The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration or any material change to such information in the registration statement;

     Provided, however, that paragraph (a)(1)(i) do and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange At of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Pilger, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocean Springs, State of Mississippi on February 4, 1999.

                                         Casino Resource Corporation


Date:  February 4, 1999                  By: /s/ John J. Pilger
                                             John J. Pilger,
                                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date:                                                Signature and Title


February 10, 1999                       /s/ JOHN J. PILGER
                                        John J. Pilger, Chief Executive Officer,
                                        President, Chairman of the Board of
                                        Directors and Principal Financial
                                        Officer


February 10, 1999                       /s/ NOREEN POLLMAN
                                        Noreen Pollman, Secretary and Director


February 10, 1999                       /s/ ROBERT J. ALLEN
                                        Robert J. Allen, Vice President of
                                        Entertainment and Director


February 10, 1999                       /s/ JOHN W. STEINER
                                        John W. Steiner, Director


February 10, 1999                       /s/ DENNIS EVANS
                                        Dennis Evans, Director


February 10, 1999                       /s/ DR. TIMOTHY MURPHY
                                        Dr. Timothy Murphy, Director